UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒  Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐           Preliminary Proxy Statement
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☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.

877 North 8th West
Riverton, Wyoming  82501
-------------------------
Notice of Annual Meeting of Shareholders
-------------------------

We are pleased to give you notice of our Annual Meeting of Shareholders:
Date:                 Friday, June 26, 2009.
Time:                 10:00 AM MDT
Place:                 877 North 8th West, Riverton, Wyoming 82501
Purposes:	-
Elect the two directors identified in the accompanying proxy statement (Keith G. Larsen and Allen S. Winters) to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

-	Ratify appointment of the independent auditor; and
-	For any other purpose that properly may come before the meeting, in accordance with the Bylaws of the Company.

Record Date:         April 27, 2009.  The stock transfer books will not be closed.
The Securities and Exchange Commission requires companies to furnish proxy materials over the Internet, which reduces environmental impact as well as printing and mailing costs.  Unless otherwise requested by the shareholder we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, instead of mailing paper copies of the proxy materials.  The Notice of Availability contains instructions on how to access the materials on the Internet, and also on how to request a paper copy of the proxy materials.  All stockholders who do not receive a Notice of Availability will receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend the meeting, please take the time to vote -

➢	By the Internet – Go to the website shown on your proxy card or the Notice of Internet Availability; or
➢	By Telephone – Call the toll free number shown on the notice of availability; or
➢	By mail – Complete, sign and date your proxy card and mail it in the postage paid envelope.

If you owned shares in the Company at the close of business on April 27, 2009, you may attend and vote at the meeting.  The names of shareholders of record entitled to vote at the meeting will be available for review at the meeting and during regular business hours at our headquarters in Riverton, Wyoming.

If you wish to attend the meeting and vote in person, but you are a beneficial owner (the shares are held in “street name”), contact your broker, as soon as you receive this notice, to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting.

   By Order of the Board of Directors

Dated:  May 15, 2009                                                                                     Steven R. Youngbauer, Secretary

TABLE OF CONTENT

                                                                                                                                          Page
Who Can Vote	4
Quorum and Voting Rights	4
How Your Proxy Will Be Voted; Recommendation of the Board	5
Granting Your Proxy	5
Revoking Your Proxy	5
Proxy Solicitation	5
Requirement and Deadlines for Shareholders to Submit Proxy Proposals	6
Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee	6
Advance Notice Requirements for Proposed Nominees to the Board of Directors, and Other Proposals	7
Principal Holder of Voting Securities and Ownership by Officers and Directors	10
Proposal 1: Election of Directors	12
Directors	12
Filing of Reports Under Section 16(a)	14
COMPENSATION DISCUSSION AND ANALYSIS	14
EXECUTIVE COMPENSATION	20
Grants of Pan-Based Awards	23
Outstanding Equity Awards at December 31, 2008	24
Option Exercises and Stock Vested	25
Potential Payments upon Change in Control	28
Retirement Policy	29
Non-Employee Director Compensation Table	31
Certain Relationships and Related Transactions	32
Proposal 2: Ratification of the Appointment of Independent Auditors	34
Principal Accounting Fees and Services	35
Report of the Audit Committee	36

U.S. ENERGY CORP.

877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JUNE 26, 2009

The Annual Report to Shareholders for the fiscal year ended December 31, 2008 is available on or about May 15, 2009.  The proxy materials consist of this proxy statement and notice of annual meeting, and the Annual Report.

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of U.S. Energy Corp. (“U.S. Energy” or “the Company”) for the annual meeting of shareholders (the "meeting") to be held on Friday, June 26, 2009, at 10:00 am MDT, and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (April 27, 2009), then you will be entitled to vote at the meeting.  If you held stock in your own name, you may vote directly by internet, telephone, mail or in person.  If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.  If you are a beneficial owner and you wish to attend the meeting and vote in person, contact your broker, as soon as you receive this notice, to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting.

Common Stock Outstanding on the Record Date: 21,336,529 Shares

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting.  Shares of common stock present at the meeting that abstain/withhold from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum.  A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

You are entitled to one vote for each share of U.S. Energy Corp. common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.  Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, will be elected as directors.  If you withhold from voting, your shares will not be counted for any director.

Each of the other proposals, and any other matter which properly comes before the meeting in accordance with the Bylaws of the Company, will be approved if the number of votes cast in favor exceeds the number of votes opposed.

Withholdings and broker non-votes will have no effect on the election of directors.  Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters.  Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board of Directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting (as stated in the Notice of Annual Meeting which accompanies this proxy statement), whether or not you attend in person.

The Board of Directors recommends you vote in favor of the nominees for directors (Keith Larsen and Allen Winters, as stated in the Notice of Annual Meeting), and in favor of ratifying management's appointment of the audit firm.  These are the purposes of the meeting (as provided in the Company’s Bylaws in conformity with Wyoming law), and they are also referred to as “matters” in this proxy statement.  Only the matters identified in the Notice will be considered at the meeting and voted upon by the shareholders.

Granting Your Proxy

If you properly complete the appropriate form of proxy in accordance with the Notice and Access rules, your shares will be voted as you specify.  If you make no specifications, your proxy will be voted in favor of all proposals.

We expect no matters to be presented for action at the meeting other than the matters stated in the Notice of Annual Meeting accompanying this proxy statement.  However, as permitted by SEC rule 14a-4(c), the proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting.  The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted.  You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for this proxy statement provided by the Board of Directors for the meeting.  In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses.  We have not hired a solicitation firm for the meeting.  Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we hold the annual meeting on the last Friday in June.  Under the rules of the SEC, if a shareholder wants us to include persons to be considered for nomination as directors in our proxy statement for presentation at our Annual Meeting of Shareholders to be held in June 2010, information about the persons to be considered must be received by us in writing at least 150 calendar days in advance of the meeting date, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention:  Steven R. Youngbauer, Secretary.  In addition, the Board of Directors amended the Company’s Bylaws in March 2009, to adopt “advance notice” requirements that apply to all other proposals which shareholders may wish to have included in the Company’s proxy statement, or to be stated in a notice for a special meeting of shareholders.  Information about other proposals must be provided to the Company at least 90 calendar days before the meeting date.  Please see “Advance Notice Requirements for Proposed Nominees to the Board of Directors, and Other Proposals,” below.

Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee

Meetings of the Board.  The Board of Directors, which held formal meetings in 2008, has primary responsibility for directing management of the business.  The Board currently consists of seven members.  All meetings were attended by the full Board of directors serving at the time of the meeting during 2008, except for Mr. Anderson, who did not attend one meeting.  The Board conferred informally on several other occasions during the year.  From time to time the directors also approve various matters by consent minutes without conducting formal meetings; there were six such proceedings in 2008.

Attendance by Directors at Annual Meetings.  Although most of the directors attend annual meetings of shareholders, we do not require such attendance.  All of the directors attended the 2008 annual meeting either in person or on the telephone, and the regular meeting of the Board of Directors following the 2008 annual meeting of shareholders.

Communications from Shareholders to the Board of Directors.  Shareholders may send communications to the Board of Directors, by addressing their communications to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors, or Mark J. Larsen, President, at 877 N. 8th West, Riverton, Wyoming 82501.  The independent directors have established a process for collecting and organizing communications from shareholders.  Pursuant to this process, Keith Larsen and Mark Larsen will determine which of the communications address matters of substance and which should be considered by all directors, and will send those communications to all the directors for their consideration.

Audit Committee.  To provide effective direction and review of fiscal matters, the Board has established an Audit Committee.  The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems.  The Audit Committee also recommends selection of auditing and internal audit firms and exercises general oversight of the activities of our independent auditors, principal financial and accounting officer and accounting employees and related matters. The Chairman of the Audit Committee is Michael Anderson, a Certified Public Accountant.  Other members of the Audit Committee are Allen S. Winters, H. Russell Fraser and Michael Feinstein, a non- practicing Certified Public Accountant.  All members of the Audit Committee are independent directors under criteria established by rule 4200(a)(15) adopted by the National Association of Securities Dealers, Inc. ("NASD," also now known as the Financial Industry Regulatory Authority, “FINRA”).

The Board of Directors has determined that Michael H. Feinstein and Michael T. Anderson both are Audit Committee financial experts as defined in rule 401(h) of the SEC's regulation S-K.

The Audit Committee met seven times in 2008.  This Committee has reviewed our financial statements for the twelve months ended December 31, 2008 and discussed them with management.  The Committee also discussed with the independent audit firm the various matters required to be discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380).  Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2008.  The Audit Committee also reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee.  The Company has a Compensation Committee, whose members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein.  These members are independent under criteria established by the NASD.  Mr. Feinstein serves as the Chairman of the Compensation Committee.  This Committee met formally on four occasions in 2008, and discussed compensation matters informally several times throughout the fiscal year.  Action was taken once by consent minutes, without a meeting.  All Compensation Committee members attended all meetings of their Committee during 2008 either in person or by phone.

The Compensation Committee reviews and recommends to the Board of Directors compensation packages for the officers of U.S. Energy Corp.  Please see the Compensation Discussion and Analysis under “Executive Compensation” below.

Charters for the Audit, Compensation, and Nominating Committees; Code of Ethics.  The charters of the Audit Committee, the Compensation Committee, and the Nominating Committee, may be viewed at our web site (www.usnrg.com), at the tab “Investor Relations,” then go to “Corporate Governance.”  The Code of Ethics also may be viewed at that location.  If these documents are amended (or if the Code of Ethics should be waived in any respect), the amendments (and the occurrence of a waiver of the Code of Ethics), will be disclosed on the website as required by the Securities and Exchange Commission.  Copies of each of these documents are available without charge to any person who requests them, by sending a request to U.S. Energy Corp., Attn: Steven R. Youngbauer, Secretary, 877 N. 8th W., Riverton, Wyoming 82501.

Executive Committee.  The Executive Committee members are Mark J. Larsen, Chairman, Keith G. Larsen, Robert Scott Lorimer and Allen S. Winters.  This Committee helps implement the Board of Directors' overall directives as necessary.  This Committee usually does not conduct formal meetings.

Advance Notice Requirements for Proposed Nominees to the Board of Directors, and Other Proposals

Nominating Committee and Nominating Process.  When needed as determined by the Board of Directors, the Nominating Committee considers and recommends to the Board of Directors individuals who may be suitable to be nominated to serve as directors.  Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein are the Nominating Committee members; they are independent under criteria established by the NASD.  Mr. Winters serves as Chairman of the Nominating Committee.  This Committee met once in 2008, and held proceedings by consent instead of a meeting once in 2008.

The Nominating Committee has adopted a written charter regarding the Company's director and officer nomination process.  The Nominating Committee approves all nominations to serve on the Board of Directors as well as Officers.

Pursuant to its charter (as amended in April 2009), the Nominating Committee has adopted a policy for consideration of any director candidates recommended by shareholders, and may (or may not) recommend to the Board of Directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

•   At least 150 calendar days before the meeting date, the shareholder requests in writing that the Nominating Committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting.  The shareholder must identify the individual and provide background information about the individual sufficient for the Committee to evaluate the suggested nominee's credentials.  Such requests should be addressed to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors who will forward the requests to the Nominating Committee.

•   The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements.  A shareholder-recommended candidate also will have to possess a good business and personal background, which the Nominating Committee will independently verify.  These same categories of qualifications will be used by the Nominating Committee in considering any nominee candidate, whether recommended by a shareholder, an officer, or another director.

•   The Company is provided with all information relating to a shareholder-recommended candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•   The Company is informed whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the recommending shareholder or the candidate, with respect to stock of the Company, and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such holder or candidate, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such holder or candidate or to increase or decrease the voting power or pecuniary or economic interest of such holder or candidate with respect to stock of the Company; and

•   The Company receives representations from the shareholder (i) that he, she or it is a holder of record of stock of the Company entitled to vote at a meeting of stockholders and intends to appear in person or by proxy at the meeting to propose such nomination; and (ii) whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination (if the Company’s Board of Directors determines to identity the candidate in the Company’s proxy statement).

These procedures also are mandated by the Company’s Bylaws, as amended in March 2009.

Although all shareholder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the Nominating Committee in good faith, the full Board of Directors, by majority vote, will make the final decision whether to include an individual’s name in an Annual Meeting notice and identify the individual in the Company’s proxy statement for that Annual Meeting.

For the 2009 Annual Meeting, the Nominating Committee has not received a request from any shareholder for consideration of a nominee candidate.

Advance Notice Requirement for Other Shareholder Proposals

For any other matter to be considered as a proper purpose for consideration by the shareholders at an annual or special meeting (referred to below as an “Additional Purpose”), each of the conditions set forth below must be satisfied in order for the Additional Purpose to be included in the Company’s notice of the meeting.  If the conditions are satisfied, an Additional Purpose would be set forth in either the Company’s proxy statement, or a proxy statement prepared by the shareholder or shareholders requesting that the matter be voted upon by all shareholders.  Pursuant to the Bylaws, only the holder or holders of at least 50% of the outstanding shares may demand that the Company convene a special meeting of shareholders.

The conditions also must be met in order for a shareholder to make a motion from the floor of a meeting to nominate a person for election to the Board, if such person has not been included as a director candidate in the Company’s notice of the meeting.

At least 90 calendar days before the date for the meeting, the requesting shareholder shall give written notice to the Secretary of the Company, providing:

(a)           a brief description of the Additional Purpose which the shareholder wishes to present to the meeting;

(b)           the reason why the Additional Purpose is sought to be presented at the meeting;

(c)           a statement of any material interest which the requesting shareholder or its beneficial owners have in the Additional Purpose;

(d)           as to the requesting shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal to nominate or another proposal is made, a statement of (1) the requesting shareholder’s and such beneficial owner’s name and address, (2) the number of shares of the Company owned of record or beneficially by the requesting shareholder and such beneficial owner, (3) the name of each nominee holder of shares owned beneficially but not of record by the requesting shareholder and the number of shares of stock held by each such nominee holder, and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the requesting shareholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the requesting shareholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such shareholder or to increase or decrease the voting power or pecuniary or economic interest of the requesting shareholder with respect to stock of the Company;

(e)           a description of all agreements, arrangements or understandings between the requesting shareholder and any other person or persons (including their names) in connection with the proposal of the Additional Purpose;

(f)           a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination; and

(g)           the text of any amendment to the Articles of Incorporation of the Company, or the Bylaws of the Company, which would be part of the Additional Purpose.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following are record holders as of April 10, 2009 who owned more than five percent of the outstanding common stock, as well as the stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group.  This information is based on SEC reports or as otherwise known to us.  Beneficial ownership includes the shares underlying presently exercisable options.

Except as noted, each holder exercises sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the holder's benefit.

The ESOP Trustees, Keith G. Larsen and Mark J. Larsen, exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares.  It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders; those shares are reported for each holder having a shared interest.

		Amount and Nature of Beneficial Ownership				Total
Name and Address		Voting Rights		Dispositive Rights		Beneficial	Percent
of Benificial Owner		Sole	Shared	Sole	Shared	Ownership	of Class (1)

Keith G. Larsen	*(2)	1,159,217	466,513	1,078,975	1,072,843	2,232,060	9.9%

Mark J. Larsen	*(3)	886,756	-	820,095	606,330	1,493,086	6.7%

Robert Scott Lorimer	*(4)	1,050,463	-	962,097	-	1,050,463	4.7%

Mike Anderson	*(5)	113,087	-	113,087	-	113,087	0.5%

Michael H. Feinstein	*(6)	61,158	-	61,158	-	61,158	0.3%

H. Russell Fraser	*(7)	166,363	1,300	166,363	1,300	167,663	0.8%

Allen S. Winters	*(8)	32,600	-	32,600	-	32,600	0.1%

Steven R. Youngbauer	**(9)	364,538	-	336,574	-	364,538	1.7%

All officers and directors as a group (nine persons)	(10)	3,834,182	467,813	3,570,949	607,630	3,835,482	15.7%

Corriente Advisors, LLC	(11)	2,258,294		2,258,294		2,258,294	10.4%

Sprott Asset Management	(11)	1,778,500		1,778,500		1,778,500	8.2%

Barclays Global Investors	(12)	1,100,000		1,100,000		1,100,000	5.1%

(1)      Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2)      Mr. Keith Larsen exercises sole voting rights over 274,335 directly held shares, 80,242 shares held in an ESOP account established for his benefit and 804,640 shares underlying options.  He exercises shared voting rights over 466,513 shares held in a Family Trust for which he serves as Trustee.  Mr. Keith Larsen exercises sole dispositive rights over 274,335 directly held shares, and 804,640 shares underlying options.  He exercises shared dispositive rights over 466,513 shares in his capacity as the Trustee of a Family Trust and 606,330 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(3)      Mr. Mark Larsen exercises sole voting rights over 152,772 shares held directly, 66,661 shares held in the ESOP account established for his benefit, and 667,323 shares underlying options.    Mr. Larsen exercises sole dispositive rights over 152,772 shares held directly and 667,323 shares underlying his options.  He exercises shared dispositive rights over 606,300 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(4)      Mr. Lorimer exercises sole voting rights over 344,958 directly held shares, 88,366 shares held in the ESOP account established for his benefit, and 617,139 shares underlying options.  He exercises sole dispositive rights over 344,958 directly held shares, and 617,139 shares underlying options.

(5)      Mr. Anderson exercises sole voting rights over 8,087 directly owned shares and 105,000 shares underlying his options.  He exercises sole dispositive rights over 8,087 directly owned shares and 105,000 shares underlying his options.

(6)      Mr. Feinstein exercises sole voting rights over 6,158 directly held shares and 55,000 shares underlying options.  Mr. Feinstein exercises sole dispositive rights over 6,158 directly held shares and 55,000 shares underlying options.

(7)      Mr. Fraser exercises sole voting rights over 16,363 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 145,000 shares underlying options.  He exercises shared voting rights over 1,300 shares held directly by his wife.  Mr. Fraser exercises sole dispositive rights over 16,363 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 145,000 shares underlying his options.  He exercises shared dispositive powers over 1,300 of his wife's shares.

(8)      Mr. Winters exercises sole voting rights and sole dispositive rights over 2,600 directly held shares and 30,000 shares underlying options.

(9)      Mr. Youngbauer exercises sole voting rights over 86,574 shares held directly, 27,964 shares held in the ESOP account established for his benefit and 250,000 shares underlying options.  He exercises sole dispositive rights over the 86,574 shares directly held and 250,000 shares underlying his option.

(10)    The group exercises sole voting rights over 891,847 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs, 263,233 ESOP shares and 2,674,102 shares underlying options.  Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses and 466,513 shares held in a Family Trust.    The sole dispositive shares consist of 891,847 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs and 2,674,102 shares underlying options.  The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, and 606,330 shares held in the ESOP.

(11)    Based upon the March 20, 2009 NASDAQ Pinpoint Market Intelligence Weekly Report.

*      Director
**                 Officer Only

Proposal 1:       Election of Directors

Directors

The directors are divided into three classes, each consisting of two persons so far as practicable, to be elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal.  The nominees for election, Keith G. Larsen and Allen S. Winters, are incumbent directors standing for re-election. Directors are subject to a mandatory retirement age of 70 years of age.  If a director reaches the age of 70 during his regularly elected term, he is allowed to serve out the term to which he was elected prior to turning 70 years of age.  Mr. Feinstein was exempted from the mandatory retirement age for one additional term and he was  re-elected in 2008.  He will serve until the annual meeting in 2011 at which time he will be required to retire from the Board of Directors.  No other directors have been given the exemption from mandatory retirement from the Board of Directors.  On April 17, 2009, the Board of Directors of the Company adopted and approved, effective immediately, an amendment to Section 2 of Article III of the Company’s Bylaws, to limit service of the independent directors to two terms.  If recommended by the Chairman of the Board and approved by the full Board, an independent director may serve one additional term for a total of three, three year terms, maximum.

Current directors are:

	Other		Meeting at
Name, age and	positions with	Director	which term
designation	with the Company	Since	will expire

Keith G. Larsen (50)	CEO and Chairman	1997	2009

Mark J. Larsen (46)	President and COO	2006	2010

Robert Scott Lorimer (58)	CFO and Treasurer	2008	2011

Allen S. Winters (69)		2007	2009

Michael H. Feinstein (73)		2004	2011

H. Russell Fraser (68)		1996	2011

Mike Anderson (57)		2003	2010

Executive officers are elected by the Board of Directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal.  If elected, the terms of Keith G. Larsen and Allen S. Winters as directors will expire at the 2012 annual meeting.

Family Relationships.

Keith G. Larsen, a director, CEO and Chairman, and Mark J. Larsen, a director, President and COO, are brothers.

Business Experience and Other Directorships of Directors and Officers.

Keith G. Larsen, age 50, has been principally employed by U.S. Energy Corp. for more than the past five years.  He has been a director since November 25, 1997, and was its President and Chief Operating Officer from that date until August 23, 2005, when he became Chairman of the Board and Chief Executive Officer.

Mark J. Larsen, age 46, has been principally employed by U.S. Energy Corp. for more than the past five years.  He became President and Chief Operating Officer of U.S. Energy Corp. on August 23, 2005.  Mr. Larsen graduated from the University of Wyoming with a B.S. Degree in Business Management.

Robert Scott Lorimer, age 58, has been Chief Accounting Officer, Chief Financial Officer, Vice President of Finance and Treasurer of U.S. Energy for more than the past five years.  Mr. Lorimer became a director of U.S. Energy Corp. in 2008.  Mr. Lorimer has over 30 years experience in the minerals industry.  Prior to joining U.S. Energy in 1980, Mr. Lorimer served as Controller for the Gas Hills uranium operations for TVA.  Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked toward a Masters in Accountancy at the University of Nebraska.  Mr. Lorimer serves on the Advisory Board of First Interstate Bank.

Steven R. Youngbauer, age 59, was appointed General Counsel and Secretary in January 2007.  Prior to these appointments, Mr. Youngbauer served as Assistant Secretary and Associate General Counsel to U.S. Energy since February 2004.  Mr. Youngbauer has over 25 years experience in the legal profession and 30 years in the mining industry.  Mr. Youngbauer has served in various capacities including President, Vice President and General Counsel to oil and gas production companies and Amax Coal West, Inc.  Mr. Youngbauer received a Juris Doctorate Degree from the University of Wyoming Law School and has served as a Wyoming State Senator, Chairman of the Wyoming Environmental Quality Council and on the Board of Directors of the Wyoming Mining Association.

Allen S. Winters, age 69, became a director on January 23, 2007.  Mr. Winters has over 40 years of experience in mining industry including Vice President and General Manager with Homestake Mining Company.  Mr. Winters has a B.S. in Mining Engineering and a M.S. in Geological Engineering.

Michael H. Feinstein, age 73, has been director since September 2004.  Mr. Feinstein is a graduate of Wharton School, University of Pennsylvania.  He became a certified public accountant in the state of Colorado in 1960.  Until February 2009 Mr. Feinstein was a financial and business consultant and the Director of Taxation for an accounting firm in Scottsdale, Arizona which provides accounting and tax services to small businesses.  From February 2009, Mr. Feinstein has served as Chief Financial Officer for the Arizona Regional Medical Center, a private company based in Mesa, Arizona.  He has over 40 years of accounting, auditing, and business experience including a partner for Deloitte & Touche and its predecessors.  Mr. Feinstein has served as a director, CFO and CEO of numerous public and private companies.

H. Russell Fraser, age 68, has been a director since 1996.  He is past president and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York.  Mr. Fraser was chairman of the Board and chief executive officer of Fitch Investors Services, L.P.  Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company.  From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States.  Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc.  Mr. Fraser holds a B.S. in finance and economics from the University of Arizona.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

Michael Thomas Anderson, age 57, has been a director since 2003.  Mr. Anderson has run his own accounting and consulting practice since 1993.  Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years.  From 1977 to 1985, Mr. Anderson worked in public accounting.  He is a member of the AICPA and The Wyoming Society of Certified Public Accountants.  Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

Filing of Reports Under Section 16(a)

We have reviewed reports on Forms 3, 4 and 5 of ownership of common stock in the Company which have been filed with the SEC in 2008 under section 16(a) of the Exchange Act, and written representations from the filing persons.  Based solely upon review of the reports and representations, two officers reported transactions late on one occasion each: Keith G. Larsen and Mark J. Larsen.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation discussion and analysis is intended to illustrate the aspects of executive compensation and the different types of compensation utilized by U.S. Energy to attract and retain executives, incentive performance along various measures, and to adequately compensate key employees for their significant contributions to the ongoing success of the Company.  Initially, an explanation of the current business environment is provided which is followed by an overview of the general philosophy with regard to executive compensation.  Following that discussion, we provide a review of the Compensation Committee and their roles and objectives followed by a discussion of each of the types of compensation employed and their intent.  Next, included are tables illustrating the actual compensation transactions during the most recent fiscal year with each table being followed by a narrative explanation of the information presented.  Finally, we provide a brief discussion of future compensation issues and potential considerations to be reviewed by the Compensation Committee.

Business Environment

Historically, U.S. Energy has not been an operator of mineral properties.   For more than 40 years, the Company’s business model has been the acquisition, development and sale (or joint venturing) of mineral properties.  Our business typically has generated transaction-based revenues instead of recurring operating revenues (with the exception of the coal bed methane sector, which was sold in mid-2005).  Transaction-based business requires long lead times to acquire and explore properties, and perform development work, while monitoring commodity price trends, before the properties can be sold or joint ventured.  With respect to bonuses, our compensation policies until April 2009 were tailored to fit this business strategy, and bonuses have been paid in accordance with the determinations of the Compensation Committee and the Board of Directors as to the contributions made by different key employees to particular transactions.

We continue to devote substantial efforts to transaction-based activities, while intensifying our focus on acquiring and developing assets that generate recurring revenues.  As an example, the Mount Emmons molybdenum project is long-term in nature, requiring constant work with Thompson Creek Metals to develop a plan of operations for the mine and processing facilities, and resolve the many complex permitting issues that are involved at all levels (Federal, state and local).  We do not anticipate that the Mount Emmons project will generate operating revenues until 2013 or beyond.

Since mid-2007, the Company has explored opportunities in the energy sector, including multi-family housing related to energy development, traditional oil and gas exploration plays, and various categories of alternative energy, with the goal of developing recurring revenues.  In recognition of this added business dimension, the Compensation Committee recommended, and the Board of Directors approved, the Executive Employment Agreements for our four executive officers, which will allow payment of bonuses (generally, not more than 100% of base salary) to them based on attainment of annual performance goals.

Compensation Philosophy

Considering the Company’s business environment, the nature of operations, and in an attempt to keep total compensation competitive and reduce turnover, U.S. Energy employs a combination of short term and long term compensation to reduce short term cash flow burdens, increase performance, retain personnel, and provide compensation assurance to executives (through the April 2009 Executive Employment Agreements).  Additional compensation assurance is provided through separate agreements (which have been in place for many years) that would provide compensation if employment is terminated within three years of a change in control of the Company.

This philosophy focuses on multiple measuring points including current success and the future potential of success, blended with components of loyalty to the firm (i.e. years of service and dedication to project and deadline completion) and expertise in individual roles, to arrive at what we feel are competitive compensation and severance packages.  They are designed to retain key personnel, achieve short term and long term financial performance, and stock price appreciation.  Due to the nature of the business strategy and the uncertainty associated with specific projects, compensation decisions are based significantly upon a project by project analysis as well as our financial position.

In April 2009, the Board of Directors approved the recommendation of the Compensation Committee for the Company to pay bonuses to the four top executives (Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer, and Steven R. Youngbauer), for performance in 2007 and 2008.  The bonus paid to Mr. Lorimer is in addition to the cash bonus for him authorized in March 2008 for his extraordinary service in prior years.  See “Cash Bonuses” below.  Future bonuses will be determined in accordance with the April 2009 Executive Employment Agreements.  See “Employment Agreements” below.  Other compensation arrangements in place before April 2009 are not affected by these agreements.

Compensation Objectives and Compensation Committee Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for evaluating and recommending, after deliberation, an executive compensation program to the full Board.  The Compensation Committee meets regularly and receives input from Company executives.  All base salaries equal to or in excess of $100,000 per year are reviewed and approved by the Compensation Committee on a case by case basis.  Once a compensation determination has been made, it is communicated to the full Board of Directors which then votes to approve or disapprove the Compensation Committee’s recommendations.  Any changes to compensation for executives or any employee related to them, must be approved by the Compensation Committee.

Objectives of the Compensation Program

Our compensation plans have two principal components: Cash salary and bonus, and long term equity incentive awards.

The components are

•
A substantial portion of compensation is comprised of base salary and benefits, and a performance based feature which makes available  annual cash bonuses (generally, not to exceed 100% of base salary).

and

•	Equity awards (stock and options) to allow the executives to build shareholder wealth. Their personal equity benefit is the same as the other shareholders. We do not pay stock appreciation rights.

Individual executive performance is evaluated to arrive at compensation levels which the Compensation Committee and Board believe, based on their general business and industry knowledge and experience, are generally comparable to those paid to executives at other companies of similar size, and type of operations, in the oil and gas and minerals industry.  However, neither the Compensation Committee nor the Board engages in “benchmarking” of total compensation (or any particular element of compensation) paid to the executives as compared to compensation paid at other companies.

Executive compensation consists of base salary, discretionary bonus, and long-term equity incentives (options and stock awards).  The Compensation Committee does not set upper or lower limits on the total amount of compensation (all three categories taken together) paid to any executive in a year.  Executives also participate in two broad-based plans for all employees (ESOP and 401(k)).  The Compensation Committee does not take into account compensation paid in prior years, except on occasion as part of the process of allocating bonus amounts among all employees based on total compensation.  Generally, except for Company-wide bonuses, decisions surrounding amounts paid to any one executive in salary, bonuses, and long-term equity incentives are determined independently of one another.

The summary below reflects the compensation elements currently being utilized.  All executive compensation is approved by the full Board of Directors, taking into account the recommendations of the Compensation Committee.  The executives make compensation proposals to the Committee (awards of options, stock, and salary) but do not participate in the Committee’s deliberations.  The participation of the executives in proposing annual bonuses is discussed under “Employment Agreements” below.  Other than actuarial consultants who help assess ESOP valuation and the accrual of the executive retirement benefit, the Committee does not use outside consultants.  When making decisions on proposed compensation, the Committee may take into account the total historical compensation package for each executive (for example, options granted in prior years).

Types of Executive Compensation Utilized

U.S. Energy employs the following compensation types for its executives.  The combination of these elements allows executives to focus on current operations without disproportionate concern for the short term ups and downs of the business.

Base Wages (guaranteed amount) – Determined by the Compensation Committee (subject to full Board approval) for executive positions and based on the scope of responsibilities, seniority, our ability to replace the individual, and other factors deemed relevant by the Compensation Committee.  Salaries will be reviewed annually by the Compensation Committee and its recommendations will be voted upon by the full Board.

•	Cash Bonuses (short term incentive amount)

No bonuses were paid to executive officers in 2008, except to Robert Scott Lorimer.  On March 7, 2008, the Board of Directors accepted the recommendation of the Compensation Committee, and approved payment of a $500,000 cash bonus to Robert Scott Lorimer (a director and the Chief Financial Officer) for past extraordinary services provided to the Company in the acquisition of and preservation of uranium assets, which work was integral to having the assets available for sale to sxr Uranium One Inc. in 2007.  The bonus for Mr. Lorimer is to be paid quarterly in the amount of $62,500, beginning March 31, 2008 and ending December 31, 2009, and the Company shall pay, on behalf of Mr. Lorimer, the income tax which he will owe upon receipt of each bonus installment. Mr. Lorimer was not present during the discussion by the Compensation Committee or full Board and did not vote on the resolutions. The Board of Directors determined that such bonus was appropriate in light of the extraordinary demands made upon the CFO over a period of many years, requiring many months of work in addition to performance of his regular duties to the Company. The Board of Directors determined that the amount of such bonus was the same as previously paid (in 2006 and 2007) to the (now deceased) Chief Executive Officer John L. Larsen, and the (now retired) General Counsel Daniel P. Svilar; the Company also paid on behalf of such individuals the income tax owed by them resulting from receipt of the bonuses.

On April 17, 2009, the Compensation Committee recommended and the Board of Directors approved payment of cash bonuses to the executives in the amounts of $25,000 to Keith G. Larsen; $70,000 to Mark J. Larsen; $25,000 to Robert Scott Lorimer; and $25,000 to Steven R. Youngbauer.  These bonuses were awarded for extraordinary services from May 2007 through April 16, 2009, and before the date of entry into the Executive Employment Agreements.  These bonuses will not be taken into account in determining any payments to be made under the Executive Employment Agreements.

With the April 2009 Executive Employment Agreements, payment of annual  cash bonuses (generally, not more than 100% of base salary) will be determined by the Compensation  Committee with input from executives, in accordance with the Performance Plan in place for the year, depending on the extent to which the performance goals have been met.  In addition, we have traditionally paid a cash holiday bonus to all employees, including executives, based on a percentage of base pay, ranging from 3-10%. The holiday bonus (not more than 10% of base pay, to all employees including executives) continue to be paid, at the discretion of management, depending on available cash and the budget for the next year; payment of the holiday bonus would not be constrained by the terms of the Executive Employment Agreements, as determined by the Committee. See “Employment Agreements” below.

•
Stock Options (long term incentive amount) – The 2001 Incentive Stock Option Plan (ISOP) was approved at the 2001 Annual Meeting of Shareholders, and was amended in 2004 and 2007 to provide that the number of shares available for issuance be equal to 25% of the total shares issued and outstanding at June 22, 2007.  The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to market price on grant dates (or for holders of 10% or more of the outstanding stock at the time, 110% of market), and may vest (become exercisable) at various times as determined by the Compensation Committee and approved by the Board of Directors.  Prior to 2007 most options vested immediately.  Options issued after 2007 vest over various periods of time from three to five years. Options cannot be exercised in the first year after their grant.  All options are exercisable for cash, or by delivery of shares of common stock (valued at market), or a combination of cash and stock.  Options are awarded by the Compensation Committee based on performance on projects, acquisitions, and divestiture of companies and assets taking into account staff tenure, project involvement, roles, and realized amounts from transactions.  These serve as an added incentive to executives as well as all personnel involved to maintain healthy growth for the Company’s stock and focus on long term stock appreciation.

If options are intended to be issued at a meeting of the Board of Directors at a time when material information is not in the public record, the issuance of the options will be postponed until the third business day following release of the information, and the exercise price will be set at the market price on that third business day.

Tax Effects of Options

Some of the options are qualified (ISOs), and some are nonqualified under IRS regulations. In general, a participant does not have taxable income upon the grant of an option. Participants will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the exercise price. A participant will not recognize ordinary income upon exercise of an ISO except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Generally, a sale of shares acquired by exercise of an option will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. The Company can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option, but not with respect to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

•
Stock Awards (long term incentive amount) – The shareholders approved the 2001 Stock Compensation Plan (the "SCP") at the 2001 Annual Shareholders Meeting.  The SCP was amended on June 22, 2007 by a vote of the shareholders of U.S. Energy.  The SCP, as amended, will expire at the annual meeting held in 2018 unless further extended by the shareholders.  Under the terms of the SCP each qualifying executive officer, currently four individuals, receives 5,000 shares of U.S. Energy common stock per quarter on which the taxes are paid due to the inability of the executive officers to sell, transfer or pledge the shares.

Since 2001, the stock option and award plans have been the sole method for compensating executives on a regular basis with stock issuance, and stock has not otherwise been issued as compensation.  The existence of the plan does not limit the Board’s authority to compensate officers with additional stock issued for individual performance in other ways.

•	Executive Officer Retirement Benefits (long term guaranteed amount)

A specific retirement plan for executives was approved by the Board of Directors on October 20, 2005.  This plan is designed to provide supplemental income to executives for post retirement for the inordinate amount of time and effort spent while employed in managing the business and to require assistance from key personnel in transition to new executives and knowledge transfer.  Eligibility for benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive, and being employed by the Company on December 31, 2010.  During October 2007, the Compensation Committee closed the Executive Retirement Plan to only those executive officers who could qualify, at that time, under the plan for benefits.  Any future executive retirement consideration will be considered by the Compensation Committee and full Board of Directors on a case by case basis.

Benefits include five years of payments equal to 50% of the greater of the average of the individual’s last five years of base pay or the last annual base pay.  Payments are made through bi-weekly installments.  In return for this consideration, all executives agree to provide up to 1,040 post retirement consulting hours to the Company, if needed, to assist with transition and knowledge transfer to replacements.  If a retired executive is asked to provide more than 1,040 hours, he will be compensated at commensurate hourly rates.  In the case of death, the benefits are paid to the beneficiary or estate of the executive and the additional consulting hours are eliminated. Beginning in 2007 the required funding for current officers was funded through the use of a Rabbi Trust which is administered by a third party trustee.

•	Executive Severance and Non-compete Agreements (long term guaranteed amount)

Individual severance and non-compete agreements have been created by the Board of Directors for key positions.  These agreements are designed to ensure longevity and executive focus on current operations as well as maintain protection against competition in the event of change in control. Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, or severance of employment for other than retirement or cause, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability); (v) any unpaid bonuses (including a pro rata based on months of service in the year of termination)  portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation up to $200,000 per year; and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid.  Currently those executives who have executive severance and non-compete agreements are Keith G. Larsen, Chairman and CEO, Mark J. Larsen, President and COO, Robert Scott Lorimer, CFO, Treasurer and V. P. Finance, and Steven R. Youngbauer, Secretary and General Counsel.

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Keith G. Larsen, Chairman and Chief Executive Officer	2008	$240,500	$24,100	$107,800	$97,300	$--	$--	$28,000	$497,700
	2007	$223,400	$731,400	$115,300	$48,000	$--	$--	$552,900	$1,671,000
	2006	$185,000	$300,000	$50,200	$28,900	$--	$--	$364,400	$928,500

Mark J. Larsen, President and COO	2008	$229,800	$22,800	$108,300	$126,500	$--	$--	$27,900	$515,300
	2007	$205,300	$730,400	$115,300	$64,000	$--	$--	$165,400	$1,280,400
	2006	$170,000	$300,000	$50,200	$28,900	$--	$--	$26,000	$575,100

Robert Scott Lorimer, Chief Financial Officer and Treasurer	2008	$227,500	$417,300	$107,000	$97,300	$--	$--	$28,400	$877,500
	2007	$211,400	$730,700	$115,300	$48,000	$--	$--	$1,176,400	$2,281,800
	2006	$175,000	$319,000	$50,200	$28,900	$--	$--	$155,300	$728,400

Steven R. Youngbauer, General Counsel	2008	$169,000	$16,900	$109,400	$68,100	$--	$--	$28,400	$391,800
	2007	$156,200	$418,900	$--	$32,000	$--	$--	$29,300	$636,400
	2006	$120,000	$150,000	$--	$5,800	$--	$--	$26,000	$301,800

Total	2008	$866,800	$481,100	$432,500	$389,200	$--	$--	$112,700	$2,282,300
	2007	$796,300	$2,611,400	$345,900	$192,000	$--	$--	$1,924,000	$5,869,600
	2006	$650,000	$1,069,000	$150,600	$92,500	$--	$--	$571,700	$2,533,800

(1)
During 2008 all officers and employees of the Company were paid a 10% of base compensation holiday bonus. In addition the Company paid one half of the bonus discussed above under cash bonuses to its CFO.  No other cash bonuses were paid to officers during 2008.  During 2007 and 2006 all employees of U.S. Energy were paid a transaction performance bonus as well as a 10% holiday bonus.  The transaction performance bonuses were paid subsequent to the acceptance of the recommendation of the Compensation Committee by the Board of Directors.  The transaction performance bonus paid in 2007, was in consideration of the extraordinary effort of the employees of U.S. Energy in selling our uranium assets to Uranium One.  The transaction performance bonus paid in 2006 related to the sale of Rocky Mountain Gas, Inc. and the liquidation of U.S. Energy’s shares of Pinnacle Gas Resources, Inc.  The holiday bonus paid to all employees is based on base compensation salary for the twelve months ended December 31, 2007 and 2006.

(2)
Each eligible officer received 20,000, 15,000 shares and 10,000 shares of U.S. Energy’s common stock under the 2001 Stock Award Plan during the years ended December 31, 2008, 2007 and 2006, respectively.  Each grant of shares was made at the beginning of each quarter and valued at market. U.S. Energy paid all applicable taxes on these shares as the executives have agreed not to sell, transfer or pledge these shares until the first of either of their retirement, total disability or death. The amounts do not represent cash paid by U.S. Energy to these persons.

(3)
Certain options granted to executive officers vested in 2008, 2007 and 2006.  The amount of compensation reported in the above table is the amount of expense recorded by U.S. Energy pursuant to SFAS 123(R).  The amounts do not represent cash paid by U.S. Energy to these persons but rather the expense recognized by U.S. Energy for the vesting of the options.

(4)
Components of Other Compensation consist of the exercise of non-qualified stock options, the release of forfeitable shares, life insurance, and ESOP and 401(k) contributions.  These areas of compensation are detailed in the following table:

		Exercise of		Release of
		Non-Qualified		Forfeitable	Life	ESOP	401	(K)
		Stock Options		Shares	Insurance	Contribution	Contribution		Total
		(a)		(b)		(c)	(d)
Keith G. Larsen	2008	$--		$--	$400	$23,600	$4,000		$28,000
	2007	$440,000	(i)	$83,900	$300	$24,700	$4,000		$552,900
	2006	$338,400	(ii)	$--	$--	$22,000	$4,000		$364,400

Mark J. Larsen	2008	$--		$--	$300	$23,600	$4,000		$27,900
	2007	$136,400	(i)	$--	$300	$24,700	$4,000		$165,400
	2006	$--		$--	$--	$22,000	$4,000		$26,000

Robert Scott Lorimer	2008	$--		$--	$800	$23,600	$4,000		$28,400
	2007	$368,100	(i)	$778,800	$800	$24,700	$4,000		$1,176,400
	2006	$129,300	(ii)	$--	$--	$22,000	$4,000		$155,300

Steven R. Youngbauer	2008	$--		$--	$800	$23,600	$4,000		$28,400
	2007	$--		$--	$600	$24,700	$4,000		$29,300
	2006	$--		$--	$--	$22,000	$4,000		$26,000

Total	2008	$--		$--	$2,300	$94,400	$16,000		$112,700
	2007	$944,500		$862,700	$2,000	$98,800	$16,000		$1,924,000
	2006	$467,700		$--	$--	$88,000	$16,000		$571,700

(a)(i)                 During 2007 officers surrendered 83,071 shares of common stock they owned for the exercise of 213,860 options pursuant to the ISOP.  The officers recognized compensation from the spread between the exercise price and the share price on the date of exercise.  Additionally, on June 22, 2007, the shareholders of U.S. Energy authorized the payment of taxes on specific non-qualified options which were going to expire.  The officers agreed not to sell, pledge or transfer the shares received from the exercise of the options on which the taxes were paid.  At the time of the merger with Crested, the Crested shareholders approved the cashless exercise of options by officers and employees prior to the merger.  The Crested shareholders also approved the payment of taxes for officers on the exercise of these options of Crested as a result of the officers agreeing to not sell, pledge or transfer the resultant shares of U.S. Energy they received from the cashless exercised options of Crested.  All of the officers in the above table received 26,293 shares of U.S. Energy common stock as a result of the cashless exercise of the Crested options with the exception of Mr. Youngbauer who received 6,574 shares.  The amounts of compensation in the above table do not represent cash paid by U.S. Energy to these officers

(a)(ii)                 Officers exercised 146,427 options by the surrender of 64,932 shares they owned during 2006.  The officers recognized compensation from the spread between the exercise price and the share price on the date of exercise.  The amounts of compensation in the above table do not represent cash paid by U.S. Energy to these officers.

(b)      On May 2, 2007 the Board of Directors amended the Forfeitable Stock Compensation Plan, subject to shareholder approval, to release the forfeitable shares and pay the taxes due as a result of the release of the forfeitable shares.  The shares had been issued to individuals in the early 1990’s and were forfeitable until retirement, total disability or death.  On June 22, 2007 the shareholders of U.S. Energy approved the release of the180,060 forfeitable shares and the payment of taxes upon the release of the forfeitable shares. Mr. Keith Larsen received 8,820 shares and Mr. Lorimer received 75,120 shares as a result of the release of the forfeitable shares.  No other current officers were participants in the Forfeitable Stock Compensation Plan.  Mr. Lorimer also received an additional 7,500 shares of U.S. Energy common stock as a result of the release of forfeitable shares of Crested under the same terms and approved by the Crested shareholders, on November 26, 2007, at the time of the merger with U.S. Energy.  The Forfeitable Stock Compensation Plan is no longer in effect.

(c)      Each executive officer participates in the ESOP which was established to annually make contributions to employee retirement.  During 2008, 2007 and 2006 all officers received a $23,600, $24,700 and  $22,000, respectively, contribution to their ESOP account as a result of the Compensation Committee recommending and the full Board approving funding of the 10% of contribution required amount for 2008, 2007 and 2006 with common stock of the Company.  The computation of the 10% contribution of wages paid is limited by ceiling wage amounts as outlined in the Internal Revenue Code.  In addition to the 10% funding the officers received certain unallocated shares from terminated employees pursuant to the terms of the ESOP.  The value of these forfeited shares are included in the officer compensation.

(d)      All executives also participate in the 401(k) plan and all received a $4,000 contribution during 2008, 2007 and 2006 as matching funds under the plan for their contributions to the plan.

Grants of Plan-Based Awards

On the recommendation of the Compensation Committee, in 2008 and 2007 the Board of Directors approved stock awards under the U.S. Energy Corp. 2001 Stock Compensation Plan and stock options under the 2001 ISOP to each of the named executive officers in 2008 and 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards	Exercise or Base Price of Option Awards
Name and Position	Grant Date	Threshold	Target	Max	Threshold	Target	Max.
		($)	($)	($)	(#)	(#)	(#)	(#)		(#	($/SH)
Keith G. Larsen, Chairman and Chief Executive Officer
2008		$--	$--	$--	--	--	--	20,000	(1)	75,000	$2.52
2007		$--	$--	$--	--	--	--	15,000	(1)	150,000	$4.97

Mark J. Larsen, President and COO
2008		$--	$--	$--	--	--	--	20,000	(1)	75,000	$2.52
2007		$--	$--	$--	--	--	--	15,000		200,000	$4.97

Robert Scott Lorimer, Chief Financial Officer and Treasurer
2008		$--	$--	$--	--	--	--	20,000	(1)	75,000	$2.52
2007		$--	$--	$--	--	--	--	15,000	(1)	150,000	$4.97

Steven R. Youngbauer, General Counsel
2008		$--	$--	$--	--	--	--	--		75,000	$2.52
2007		$--	$--	$--	--	--	--	--		100,000	$4.97

Total
2008		$--	$--	$--	--	--	--	60,000		300,000
2007		$--	$--	$--	--	--	--	45,000		600,000

(1)	Shares granted under the 2001 Stock Compensation Plan.

Outstanding Equity Awards at December 31, 2008

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested	Market Value of shares of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)		(#)	(#)	($/SH)		(#)	($)	(#)	($)
Name and Position	Exercisable		Unexercisable

Keith G. Larsen	267,734		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
Chairman/CEO	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	--		75,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	60,000	(1)	90,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Mark J. Larsen	41,248		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
President/COO	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	98,519		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	--		75,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	80,000	(1)	120,000	--	$4.97	07/26/17

Robert Scott Lorimer	80,233		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
CFO/Treasurer	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	--		75,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	60,000	(1)	90,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Steven R. Youngbauer	25,000		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
General Counsel	--		75,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	50,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	40,000	(1)	60,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Total	1,679,102		660,000

(1) Vested as of April 27, 2009

Option Exercises and Stock Vested

		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name and Position		(#)	($)	(#)	($)

Keith G. Larsen	2008	--	$--	20,000	$107,800	(1)
Chairman/CEO	2007	77,718	$276,400	15,000	$115,300	(1)
	2006	105,777	$338,400	10,000	$50,200	(1)

Mark J. Larsen	2008	--	$--	20,000	$108,300	(1)
President/COO	2007	70,925	$238,400	15,000	$115,300	(1)
	2006	--	$--	10,000	$50,200	(1)

Robert Scott Lorimer	2008	--	$--	20,000	$107,000	(1)
CFO/Treasurer	2007	65,218	$230,700	15,000	$115,300	(1)
	2006	40,650	$129,300	10,000	$50,200	(1)

Steven R. Youngbauer	2008	--	$--	20,000	$109,400	(1)
General Counsel	2007	--	$--	--	$--
	2006	--	$--	--	$--

Total	2008	--	$--	80,000	432,500
	2007	213,861	745,500	45,000	345,900
	2006	146,427	467,700	30,000	150,600

(1)
Value of shares issued under the 2001 Stock Compensation Plan on date of issue.  U.S. Energy pays all taxes due on these shares as the executive officer recipient has agreed not to sell, transfer or pledge these shares until his retirement, permanent disability or death.

Nonqualified Deferred Compensation

None of the executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by U.S. Energy Corp.  The Compensation Committee may elect to provide these benefits in the future but there are no current plans to do so.

Employment Agreements

On April 17, 2009, we entered into Executive Employment Agreements with our four executive officers, Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer, and Steven R. Youngbauer.  The summary set forth below is qualified by reference to the agreements, which are included as exhibits to the Report on Form 8-K filed on April 20, 2009.  The terms of the agreements were proposed by the executives and negotiated to final form with the independent directors comprising the Compensation Committee.  The terms of the Performance Compensation Plan (relating to bonuses) were not negotiated but were proposed by the Compensation Committee then approved by the full Board of Directors with the inside directors obtaining.  The Employment Agreements are not meant to supersede the Executive Severance and Non-Compete Agreements upon the change of control.

The agreements provide for three years of employment, renewable automatically for one additional three year term if the executive is still employed on the third anniversary of his agreement. Except for the initial base salary amounts, and Mr. Youngbauer not being currently eligible under the Executive Officer Retirement Benefits Plan, the provisions of each agreement are identical.

•
Base annual compensation will be paid in the following amounts for 2009 (pro rated for the balance of the year): $240,510 to Keith G. Larsen; $233,000 to Mark J. Larsen; $227,510 to Mr. Lorimer; and $169,000 to Mr. Youngbauer.  Annual base compensation in subsequent years may be changed annually upon recommendation of the Compensation Committee and approval by the full Board.

•
Each executive will continue to be eligible to participate in the 1989 Employee Stock Ownership Plan; the 2001 Incentive Stock Option Plan; the 2001 Stock Compensation Plan; and any additional compensation plans adopted by the Board of Directors for the benefit of all employees.  The benefits of the existing executive severance and non-compete agreements with each executive (providing for payments in the event of termination in the three years following a change in control – see “Executive Severance and Non-compete Agreements” above and “Potential Payments Upon Change in Control” below) are not affected by the Executive Employment Agreements.

•
If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay him a lump sum equal to (i) 300% of the annual base compensation then in effect (200% in the case of Mr. Youngbauer, due to his lesser period of service with the Company), plus (ii) equity in all vested options based on market price of the Company’s common stock at termination date.  If employment is terminated following a change in control of the Company, payments will be made to the Executive as required under the Executive Severance and Non-Compete Agreements. (see Executive Severance and Non-Compete Agreements above)

•
Once the Executive reaches the age of 60 and is still employed by the Company, the Company would continue paying for health insurance coverage for the Executive and his wife until the Executive is eligible for Medicare coverage.

•
Beginning in 2009, and each year thereafter so long as the employment agreement is in effect, each of the executives will be eligible to receive (following the filing of the Annual Report on Form 10-K) an annual cash performance award of not more than 100% of base compensation, based upon the Company-wide goals stated in the Performance Compensation Plan then in effect.  The purpose of the Plan is to align cash awards to achievement of the short-term business objectives and shareholder’s interest.

While the percentage of 100% available to each employee is stated for each component in the Plan, none of the components are quantified, and each will be determined at year end by the Compensation Committee.  The extent to which the executives are paid the performance award (up to the 100% ceiling) may vary from one individual to another.  All other Company employees are entitled to earn a performance award in amounts ranging from 33% to 50% of their annual base compensation, depending on their ranking by base compensation.  In addition, the distribution of the total award percentage between executive and non-executive tiers of employees will be determined by the Compensation Committee.  The percentage weight assigned to each of the factors considered in computing the annual award may be modified each year by the full Board after recommendations have been made by the Compensation Committee.  “Individual employee goals” will be determined by management.

Only if the Company has had adjusted positive cash flow from operations for the year will payment of the performance awards be considered.  However, the Board of Directors may pay cash awards for outstanding performance by employees (including executives) who make a significant contribution to the Company, which contribution is not within the performance matrix of the Plan.  These awards for outstanding performance will be determined by the Board without regard to positive cash flows.

2009 Performance Compensation Plan

Description	Tier	Tier	Tier	Tier	Executive
	1	2	3	4	5

Salary Range	$0-$50,000	$50,000-$99,999	$100,000-149,999	150,000 +	Senior
				Non-executive	Management
Bonus Percentage of Base Salary	33%	33%	50%	100%	100%
(Maximum)
Criteria

Financial Factors
Stock Price
(based upon 200 day moving average)	5.0%	5.0%	10.0%	15.0%	20.0%
ROE Factor	2.5%	5.0%	5.0%	5.0%	10.0%
EPS Factor	2.5%	5.0%	5.0%	5.0%	10.0%
Cash-Flow Factor	5.0%	5.0%	10.0%	15.0%	20.0%
	15%	20%	30%	40%	60%
Performance rating

Budget
Department	20%	15%	10%	10%
Company			5%	10%	10%

Department Goals	25%	25%	20%	5%
Company Goals	15%	15%	15%	20%	20%
Individual employee Goals	25%	25%	20%	15%	10%

	100%	100%	100%	100%	100%

Cash Flow from Operations – Cash flow from operations from the annual audited financial statements filed with the Securities and Exchange Commission.  The cost of operations of the water treatment plant at Mount Emmons, interest income and income taxes paid will be added back to compute Cash Flow from Operations for purposes of the Plan.

Return on Equity Factor (“ROE”) – Positive addition to Retained Earnings and or a reduction of the prior year loss which results in a reduction of Retained Earnings.

Earnings Per Share Factor (“EPS”) – Improvement in earnings per share from prior year.

Budget – Meet expense goals outlined in annual operating budget with Board approved modifications throughout the year.

Potential Payments upon Change in Control.

U.S. Energy Corp. has Executive Severance and Non-Compete Agreements with Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer and Steven R. Youngbauer which combine severance and non-compete provisions.  The following summarizes the principal features.

Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata (based on months of service in the year of termination) portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation ($200,000 per year) and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid.

A change of control is defined to mean:

•
the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of the then outstanding voting securities, whether or not that ownership is coupled with or followed by election of new directors who make up a majority of the Board;

•	during any two consecutive years, the directors at the beginning of the period cease to be a majority of the Board; or
•
as a result of a tender offer, merger, contested election or similar transactions, the directors before the transaction no longer make up a majority of the Board (unless the change in the Board was approved by majority vote of the directors before the transaction).

If there is a change in control, the executive’s employment will be deemed terminated thereafter if he is assigned duties inconsistent with prior responsibilities; he is not re-elected to the same positions; his base salary is reduced; or any benefit or compensation elements are changed adversely to him.

In addition, during the two years after termination of employment, the executive will not directly or indirectly be involved in the minerals business in most of the Western United States.

This table shows our potential payment obligations under the severance and non-compete agreements, as if termination took place on December 31, 2008.  Actual payments could be more or less.  For the option buyout component, the closing market price of U.S. Energy’s stock on December 31, 2008 is used.  No estimate is made of legal fees that might be involved and no provision is made for bonuses.

Table of Potential Change in Control – Termination Payments
(as if termination had been December 31, 2008)

Amounts shown as 300% of average compensation are based on the average annual salary from the effective date through December 31, 2008.

Name and Position	300% of Average Compensation	Value of Option Exercise at 12-31-08 (1)	Value of Stock Awards at 12-31-08 (2)	Value of Health Insurance for Three Years	Total
Keith G. Larsen, Chief Executive Officer Effective Date 2-14-01	$590,500	$--	$151,400	$60,600	$802,500
Mark. J. Larsen, President Effective Date 2-14-01	$520,200	$--	$151,400	$60,600	$732,200
Robert Scott Lorimer, Chief Financial Officer & Treasurer Effective Date 4-18-92	$542,500	$--	$151,400	$60,600	$754,500
Steven Youngbauer , General Counsel Effective Date 5-1-07	$408,900	$--	$151,400	$60,600	$620,900

Total	$2,062,100	$--	$605,600	$242,400	$2,910,100

(1) Equals closing price on December 31,2008 less the strike price of issued options times the number of exercisable options. All options as of Decemer 31, 2008 were underwater.

(2) Stock awards pursuant to the 2001 Stock Compensation Plan

Retirement Policy.

U.S. Energy Corp. adopted an executive retirement policy in 2005 and amended it in 2006 and 2007.  The executive retirement policy as well as the policy for all U.S. Energy employees sets a mandatory retirement age of 70, although the Board of Directors may request service thereafter.

The executive retirement policy provides retirement benefits for an eligible officer who has reached 60 years of age, has served a minimum of 15 years as an executive officer, and remains employed until December 31, 2010.  All conditions of eligibility must be met completely to qualify for cash payments under the plan.  The officers potentially eligible for this benefit, under the plan as amended, are the Keith G. Larsen, Mark J. Larsen and Robert Scott Lorimer; none are eligible to retire in 2009.

At retirement, an executive will receive, for five years, 50% of the greater of (i) annual base salary (using his final regular pay check to calculate the annual rate), or (ii) the average annual salary which he received over the last five years.  The benefit will be paid monthly (in accordance with normal bi-weekly payroll practices) for five years following retirement from employment.  The first six months of benefits may be paid in the seventh month for a ‘specified employee’ (as defined in section 409(a)(2)(B) of the Code) instead of bi-weekly for the first six months.  At death, the unpaid installments will be paid to his designee (or classes of preference beneficiaries, if there is no designee).  The benefits are not assignable.  No perquisites will be continued or provided.  Life and medical insurance coverage are not continued.

The retired executive will be available to U.S. Energy for up to 1,040 hours per year during the benefit period for consulting or other service the Board deems is needed, for which he will not be paid anything.  Service in addition to the annual available hours would be compensated on an hourly basis at the rate in effect at retirement.  This retirement benefit may be extended beyond the benefit period at the discretion of the Board, at a rate which would be negotiated (but not less than the initial retirement rate).

During 2008, the Board of Directors of U.S. Energy ratified the recommendation of the Compensation Committee to fund the Executive Retirement Plan for the three eligible officers to be managed by an independent trustee pursuant to the requirements of the trust and executive retirement plan.  Annual amounts are set aside to fund the retirement plan and will be paid out per the plan by the trustee to eligible retired officers pursuant to the terms of the plan.  The following table sets forth the status of the Executive Retirement Plan:

Name and Position	Plan Year	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments during Last Calendar Year

Keith G. Larsen	2008	11	$335,000	$--
Chairman/CEO	2007	10	$320,000	$--
	2006	9	$235,200	$--

Mark J. Larsen	2008	3	$270,500	$--
President/COO	2007	2	$245,200	$--
	2006	1	$180,300	$--

Robert Scott Lorimer	2008	17	$461,000	$--
CFO/Treasurer	2007	16	$439,290	$--
	2006	15	$322,200	$--

Total	2008		$1,066,500	$--
Total	2007		$1,004,490	$--
	2006		$737,700	$--

(1)	The Company utilizes a certified actuary to compute the present value of the retirement benefit based upon mortality tables, termination factors, interest rates and longevity of each officer.

Two former executive officers were eligible for benefits under the Plan: John L. Larsen and Daniel P. Svilar.  Mr. Larsen, former Chairman, CEO and President, qualified under the plan and passed away on September 4, 2006.  Mr. Larsen’s estate will receive benefits earned under the Executive Retirement Plan through September 4, 2011.  Daniel P. Svilar, former General Counsel and Secretary, retired on January 12, 2007.  Mr. Svilar will continue to receive benefits pursuant to the Executive Retirement Plan through January 12, 2012.  The benefits due to Mr. John L. Larsen and Mr. Daniel P. Svilar are not funded.

Non-Employee Director Compensation Table

Directors who are employees are not paid for service as directors.  Non-employee directors receive a combination of cash payments ($1,000 per month, $1,100 per month for the Chairman of the Audit and Compensation Committees, and $500 for attending Board meetings in person), and reimbursements for any travel expenses incurred in attending the meetings.  Amounts paid to these directors in 2008, 2007 and 2006 were as follows:

	Fee Earned or Paid in Cash (1)	Stock Awards (2)	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
	($)	($)	($)	($)	($)	($)	($)
Name

Michael J. Feinstein
2008	$16,000	$--	$--	N/A	N/A	$2,500	$18,500
2007	$13,000	$--	$--	N/A	N/A	$43,500	$56,500
2006	$12,300	$4,500	$--	N/A	N/A	$22,500	$39,300

Michael Anderson
2008	$16,500	$--	$--	N/A	N/A	$2,500	$19,000
2007	$13,500	$--	$--	N/A	N/A	$43,500	$57,000
2006	$11,800	$4,500	$--	N/A	N/A	$22,500	$38,800

Allen S. Winters
2008	$15,000	$--	$--	N/A	N/A	$2,500	$17,500
2007	$19,500	$--	$--	N/A	N/A	$43,500	$63,000
2006	$11,300	$--	$--	N/A	N/A	$--	$11,300

H. Russel Fraser
2008	$15,500	$--	$--	N/A	N/A	$2,500	$18,000
2007	$17,750	$--	$--	N/A	N/A	$43,500	$61,250
2006	$12,300	$4,500	$--	N/A	N/A	$22,500	$39,300

Total
2008	$63,000	$--	$--	N/A	N/A	$10,000	$73,000
2007	$63,750	$--	$--	N/A	N/A	$174,000	$237,750
2006	$47,700	$13,500	$--	N/A	N/A	$67,500	$128,700

(1)	Non-employee directors are paid $1,000 per month, $1,100 per month for the Chairman of the Audit and Compensation Committees, and $500 per meeting attended in person.
(2)	During 2006 each non-employee director was paid $4,500 in common stock.
(3)
During 2008 the directors were paid a holiday bonus of $2,500 each.  During 2007 and 2006 the directors participated in a cash bonus for the sale of U.S. Energy’s uranium assets to Uranium One and Rocky Mountain Gas, Inc. and its interest in Pinnacle.  Each director received a cash bonus of $40,000 during 2007 and $20,000 during 2006 (Mr. Winters did not receive a cash bonus in 2006 as he was not a director at the time).  Additionally, each director was paid a $3,500 cash holiday bonus during 2007 and all but Mr. Winters received a $2,500 cash holiday bonus during 2006.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members has been an officer or employee of U.S. Energy, and none of the members had any relationship with the Company which would be required to be disclosed under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management, and, based on that review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Certain Relationships and Related Transactions

Family Employment.

Mr. Keith G. Larsen, Chairman and CEO, and Mr. Mark J. Larsen are brothers.  Mr. Richard Larsen, brother of Keith and Mark Larsen, is the chief pilot for the Company and Mr. Reggie Larsen, son of Richard Larsen, is the Office Manger/Administrative Assistant.  Richard Larsen and Reggie Larsen were paid $153,700 and $57,200 respectively during 2008, which includes their base pay and the holiday bonus paid to all employees.  Additionally, Richard Larsen received 9,616 shares, valued at $16,100, as the annual contribution to his ESOP account during 2008 and Reggie Larsen received 3,579 shares valued at $9,200.  U.S. Energy also made contributions of $0 and $3,250 to the 401(k) retirement accounts of Richard Larsen and Reggie Larsen, respectively, during 2008.

During the year ended December 31, 2005, U.S. Energy adopted a nepotism policy which was amended in 2007.  The policy provides that family members of any employee, which include father, mother, sibling, son, daughter, niece, nephew or grandchildren, may not be hired, supervised or terminated by a direct family member.  Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members.  The policy was amended to provide that a direct family member of any employee can only be hired after the Compensation Committee has reviewed the application of a direct family member, has satisfied itself that the position is (a) necessary, (b) has been adequately advertised, (c) other applicants have been interviewed by non family managers of the Company and (d) that the family member is the most qualified for the position.  Further, written approval from the chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Policy of the Audit Committee

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of the common stock; and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  We refer to these transactions with these related persons as “related party transactions.”  The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of policy, the Committee reviews and approves all such transactions regardless of the amount involved.

The Audit Committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;
•	the nature of the interest of the applicable related person; and
•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the Committee must be reasonably satisfied that

•	The transaction likely will benefit, significantly, all shareholders at large, even though it will provide a benefit to the related parties; and
•	Goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at significantly higher cost.

In appropriate circumstances, the Committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

The policy has been followed by the Committee since 2004.

Related Party Transactions

There was one related party transaction in 2008, which was approved by the Audit Committee:

Sale of Majority Position in Sutter Gold Mining, Inc.

Until August 2008, Sutter Gold Mining, Inc. (“SGMI”), a public company, was a majority-owned subsidiary of U.S. Energy.  Additional stock was owned by public shareholders, U.S. Energy, and by officers and some of the directors of U.S. Energy.  In August 2008, we sold 39,062,720 common shares of SGMI (TSX-VS "SGMI"); the shares (sold to RMB Resources Ltd. (“RMB”) as trustee for the Telluride Investment Trust for Cdn $5.4 million) represented 49.9% of the outstanding shares of SGMI.  We retained an equity position of 3,550,361 shares.  In conjunction with the closing, we also participated in a private placement of SGMI, by purchasing 4,545,455 units at Cdn. $0.11 per unit for total Cdn. $500,000.  Each unit was comprised of two shares and a 24-month warrant (each for one share at Cdn. $0.15).  The warrants we acquired cover an additional 2,272,728 shares of SGMI.  As a result of the private placement, U.S. Energy owns the warrants plus 8,095,816 shares.  U.S. Energy also retained a previously-owned 5% net profits royalty on SGMI’s California gold project, which will be reduced to a 1% net profits royalty on the project after U.S. Energy receives an additional US $4.6 million from production.

SGMI has exploration properties in California and Mexico.  U.S. Energy continues to own a minority equity position in SGMI.  U.S. Energy has no representation on SGMI’s board of directors.  Allen Winters continues to serve as a director of SGMI, but Mr. Winters does not represent U.S. Energy as a director of SGMI.  None of the U.S. Energy officers or other employees are officers or employees of SGMI.

As of the date of this proxy statement, options to purchase 1,525,000 shares of SGMI are held by officers and directors of U.S. Energy; additional options are held by U.S. Energy employees, and also by officers and directors of SGMI who are not affiliated with U.S. Energy.  The options held by U.S. Energy officers and directors were issued in April 2005 and August 2006.  Keith G. Larsen and Allen S. Winters are directors of U.S. Energy and both had been directors of SGMI.  Mr. Larsen was a director of SGMI until August 2008, when he resigned the position, but Mr. Winters continues as a SGMI director.  Mr. Lorimer also served as CFO of SGMI until December 2008.  These individuals, together with the other officers and directors of U.S. Energy, collectively own less than 5% of SGMI outstanding common stock, and also hold options to buy SGMI stock (850,000 shares exercisable until April 2010 at $0.28 per share, 150,000 at $0.30 per share until April 2011 and 525,000 shares until August 2011 at $0.35 per share).

Proposal 2:                                Ratification of the Appointment of Independent Auditors

The Board of Directors seeks shareholder ratification of the Board's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2009.  Hein & Associates LLP has audited our financial statements for the year ended December 31, 2008.  The Board has not determined what action, if any, would be taken should the appointment of Hein & Associates LLP not be ratified at the meeting.

On November 10, 2008, the Board of Directors dismissed Moss Adams LLP (“MA”) as USE’s independent accounting firm, and as of that same date, appointed Hein & Associates LLP as the Company’s independent accounting firm in accordance with the recommendations of the Audit Committee.  Our Audit Committee charter mandates a review of the Company’s relationship with its independent accounting firm every five years.  Moss Adams (including its predecessor firm) served as the independent firm for five years.

In the course of its review, the Audit Committee determined that USE should change to a firm with particular expertise in the minerals sector.  Moss Adams’ reports on our financial statements for 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles.  In these years, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if no resolved to the satisfaction of Moss Adams, would have caused it to make reference to the subject matter of the disagreements in connection with the reports.  Moss Adams provided us with a letter (addressed to the SEC) stating that it agreed with our statements in this paragraph.

During the fiscal years ended December 31, 2006 and 207, neither USE nor anyone acting on our behalf engaged Hein & Associates LLP either as our principal accountant or as an independent accountant to audit any subsidiary.  In addition, during that period and subsequently through November 10, 2008, neither USE nor anyone acting on our behalf consulted with Hein & Associates LLP regarding :

(i) either: The application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on USE’s financial statements, and either a written report or oral advice was provided to USE that Hein & Associates LLP concluded was an important factor considered by USE in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a disagreement (as defined in the preceding paragraph and the SEC’s instructions related thereto as set forth in Form 8-K), or a reportable event as described in paragraph 304(a)1)(v) of Form 8-K.

Principal Accounting Fees and Services

Hein & Associates LLP has been paid for fees and services in 2008 as shown below.  The prior accounting firm, Moss Adams, LLP, was paid the amounts shown for 2007.

	Year Ended	Form 10Q	Year Ended
	December 31,	Reviews	December 31,
	2008	2008	2007
Audit fees (a)	$161,000	$--	$158,700
Audit related fees (b)	--	48,600	33,400
Tax fees (c)	--	--	--
All other fees (d)	--	--	25,200
	$161,000	$48,600	$217,300

(a)	Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission ("SEC").

(b)	For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category.

(c)	For tax compliance, tax advice, and tax planning services, relating to federal and state tax returns as necessary.

(d)	For services in respect of other reports required to be filed by the SEC and other agencies.

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the Audit Committee.  These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided.  These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Securities Exchange Act of 1934.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2008 and 2007 are as follows:

	Hein & Associates LLP	Moss Adams LLP
	Year Ended	Form 10Q	Year Ended
	December 31,	Reviews	December 31,
	2008	2008	2007
Audit fees	100.0%	0.0%	73.0%
Audit related fees	0.0%	100.0%	15.4%
Tax fees	0.0%	0.0%	0.0%
All other fees	0.0%	0.0%	11.6%

	100.0%	100.0%	100.0%

Relationship with Independent Accountants

Hein & Associates LLP has audited the Company's financial statements for the twelve months ended December 31, 2008.  A representative will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting.  There have been no disagreements between the Company and Hein & Associates LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Report of the Audit Committee

Note: Notwithstanding anything to the contrary otherwise set forth in any of the Company’s filings under the Securities act of 1933 or the Securities Exchange Act of 1923, that might incorporate other filings (including this proxy statement) with the Securities and Exchange Commission, the following Report of the Audit Committee shall not be deemed to be incorporated by reference into any other such fillings.

Management is responsible for the preparation of the Company’s financial statements, and the reporting process, as well as maintaining effective internal control over financial reporting and assessing the effectiveness of the controls.  Hein & Associates LLP is responsible for auditing the annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.  The Audit Committee is responsible for, among other things, reviewing and selecting the independent registered public accounting firm, reviewing our annual and interim financial statements, and pre-approving all engagement letters and fees for audit services.

In performing its oversight functions in connection with the Company’s financial statements as of and for the year ended December 31, 2008, the Audit Committee has

•      Reviewed and discussed the audited financial statements with management and Hein & Associates LLP, including the quality of the accounting principles, and the reasonableness of significant judgments made in the preparation of the financial statements;

• Discussed with Hein & Associates LLP those matters required to be discussed by the Statement on Auditing Standards No. 114, of the Auditing Standards Board of the American Institute of Certified Public Accountants;

• Received written disclosures from Hein & Associates LLP regarding their independence as required by the PCAOB; and

• Reviewed and approved the services provided by Hein & Associates LLP.

Based upon the foregoing reports and discussions, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board of directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 13, 2009.  The Audit Committee recommended that the Board of Directors approve the Committee’s selection of Hein & Associates LLP as the independent registered public accounting firm for 2009.  See Proposal Two above.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2008, with exhibits, as filed with the Securities and Exchange Commission.  Please address your request to Steven R. Youngbauer, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.  You also may call or fax Mr. Youngbauer at T 307.856.9271, F 307.857.3050.

PROXY                                                                                               U.S. ENERGY CORP.                                                         PROXY

KNOW ALL PERSONS:  That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. Mark J. Larsen and Robert Scott Lorimer, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501 on Friday, June 26, 2009 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

THE PROXIES WILL VOTE:  (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

The Board of Directors Recommends You Vote in Favor of the Nominees Keith G. Larsen and Allen S. Winters, and in Favor the Selection of Independent Auditors.

If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card.  If you wish to vote on items individually, please also mark the appropriate boxes below.

INSTRUCTION:  Mark only one box for each line item.

1.           Election of Directors:

⁬FOR the nominee		WITHHOLD
Keith G. Larsen	☐	Keith G. Larsen	☐

⁬FOR the nominee		WITHHOLD
Allen S. Winters	☐	Allen S. Winters	☐

IN THE VOTING FOR DIRECTORS, YOU HAVE THE OPTION:  To vote for some nominees(s), but withhold from voting for other nominee(s).  To do so, (1) check the FOR box, and (2) draw a line through the name of the nominee(s) you want to withhold from.  To withhold from voting for all nominees, check the WITHHOLD box and do not draw a line through any name.

OR,

To vote for nominees by cumulating your votes, follow these steps:  (1) check the FOR box; (2) multiply the number of shares you hold times 2; and (3) print the number of votes you want to cast on the line underneath to the nominee(s) you want to vote for, and draw a line through the nominee(s) you do not want to vote for.  You may cast your votes for one nominee, or you may distribute your votes among the nominees as you wish.  The total votes cast must equal the total number of shares you hold, multiplied by 2.

2.           Ratification of appointment of Hein & Associates LLP as independent auditors for the current fiscal year.

⁬☐  FOR the appointment⁬☐  AGAINST the appointment⁬☐  ABSTAIN

3.           In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY                                                                                                   U.S. ENERGY CORP.                                                             PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.  THE SHARES REPRESENTED HEREBY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE.

Sign your name exactly as it appears on the mailing label below.  It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person.  When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

(Sign on this line - joint holders may sign appropriately)

é                                                                ù                       ________________       _________________
(Date)                                           (Number of Shares)
PLEASE NOTE: Please sign, date and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.
Please check if you are planning to attend the meeting ☐
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If the address on the mailing label is not correct, please provide the correct address in the following space.
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